UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 25, 2012

Citizens Republic Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Michigan

(State or Other Jurisdiction of Incorporation)

001-33063	38-2378932
(Commission File Number)	(IRS Employer Identification No.)

328 South Saginaw Street, Flint, Michigan	48502
(Address of Principal Executive Offices)	(Zip Code)

(810) 766-7500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2012, the Board of Directors of the Company and the Compensation and Human Resources Committee (the “Committee”) approved base salary increases and stock salary grants and on April 30, 2012, made long-term incentive grants in the form of restricted stock and restricted stock units to the named executive officers in the Company’s proxy statement for the 2012 annual meeting of shareholders (the “Named Executive Officers”) as follows:

Current Named Executive Officer	Pre-April 2012 Cash Salary	April 2012 Cash Increase	Post-April 2012 Cash Salary	Stock Salary Increase	Renewed Stock Salary	Total Cash And Stock Salary	Time- based Award (#)		Performance- based Award (#)(a)
Cathleen H. Nash	$900,000	-0-	$900,000	$200,000	$200,000	$1,300,000	23,118	(b)	15,411	(b)
Lisa T. McNeely	$335,000	$25,000	$360,000	-0-	$125,000	$485,000	8,625	(b)	5,749	(b)
Mark W. Widawski	$360,000	-0-	$360,000	-0-	$60,000	$420,000	7,469	(c)	4,979	(c)
Judith L. Klawinski	$310,000	$40,000	$350,000	-0-	$40,000	$390,000	6,935	(b)	4,623	(b)
Thomas W. Gallagher	$270,000	$20,000	$290,000	-0-	-0-	$290,000	5,157	(c)	3,438	(c)

(a)	Amounts represent target amounts. Actual amount received and vested may be greater or lesser, depending on actual performance.
(b)	Payable in restricted stock.
(c)	Payable in restricted stock units.

The stock salary will be paid in installments as part of each bi-weekly pay period while the Named Executive Officer continues to be employed until the earlier of one year or the date on which the Committee determines to discontinue the payment of stock salary, with the number of shares in each installment to be determined by dividing the amount of stock salary to be paid for that pay period, net of applicable withholdings and deductions, by the reported closing price on the NASDAQ Capital Market for a share of the Company’s common stock on the pay date for such pay period. The Committee may review whether to continue payment of stock salary in the event the Company redeems the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred”) issued to the U.S. Treasury in December 2008. The stock salary so granted is fully earned and not forfeitable once the related shares are issued. Recipients have voting and dividend rights with respect to the stock salary shares upon receipt, prior to the lapse of the transfer restrictions. The form of stock salary agreement will be filed as an exhibit with the Company’s next quarterly report on Form 10-Q.

The long-term incentive grants were granted under the Company’s Stock Compensation Plan. The terms of the grants will be set forth in a revised form of the long-term incentive grant agreement relating to the grants of long-term incentive restricted stock and a revised form of the long-term incentive restricted stock units grant agreement, each of which will be filed as exhibits with the Company’s next quarterly report on Form 10-Q. The material terms of the grants are substantially the same as previously disclosed in that a portion of the grant will vest over three years, a portion of the grant will vest based upon cumulative Company performance over two calendar years and may vary to the extent performance falls within a range of 90% of the target and 140% of the target, and vesting requires the executive to remain employed by the Company except under limited circumstances. However, under the new grant forms, the performance target is now “pre-tax income,” calculated by adding noninterest income and subtracting provision expense and noninterest expense from net interest income, with the actual target determined by the Committee on the date of grant.

Item 5.07    Submission of Matters to a Vote of Security Holders.

At the Company’s Annual Meeting of Shareholders on April 25, 2012, the shareholders of the Company’s common stock voted to (1) elect nine directors to serve a one year term, (2) approve an advisory proposal to approve the compensation of our Named Executive Officers, (3) ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2012. Each of the nominees for director at the meeting was an incumbent and all nominees were elected. The following tables set forth the voting results on each matter.

Director Nominee	For	Withheld	Broker Non-Votes	% Votes For
Lizabeth A. Ardisana	23,055,593	1,176,581	10,037,134	95.14
George J. Butvilas	23,076,160	1,156,014	10,037,134	95.23
Robert S. Cubbin	23,071,745	1,160,429	10,037,134	95.21
Gary J. Hurand	23,074,091	1,158,083	10,037,134	95.22
Benjamin W. Laird	23,061,709	1,170,465	10,037,134	95.17
Stephen J. Lazaroff	23,054,670	1,177,504	10,037,134	95.14
Cathleen H. Nash	23,073,191	1,158,983	10,037,134	95.22
Kendall B. Williams	23,054,457	1,177,717	10,037,134	95.14
James L. Wolohan	23,054,723	1,177,45	10,037,134	95.14

Proposal	For	Against	Abstain	Broker Non-Votes
Approve the compensation of certain executive officers	23,760,044	420,881	51,249	10,037,134
Ratify the selection of Ernst & Young LLP	33,908,032	273,506	87,770	-0-

Also, the sole holder of the Company’s shares of Series A Preferred voted to elect two directors, Madeleine L. Champion and William M. Fenimore, Jr., to serve a one-year term or until all dividends payable on all outstanding shares of the Series A Preferred have been declared and paid in full.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS REPUBLIC BANCORP, INC.

By:	/s/ Thomas W. Gallagher
Thomas W. Gallagher
Its:	General Counsel and Secretary

Date: May 1, 2012